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                                                                     EXHIBIT 20

                                                Albert J. Tortorella
                                                (203) 622-3681
                                                Alan Kaiser
                                                (203) 622-3549



                     UNITED STATES TOBACCO COMPANY STATEMENT
                         REGARDING TOBACCO NEGOTIATIONS




GREENWICH, Conn., June 20, 1997 -- United States Tobacco Company announced today that it endorses the tobacco industry compromise agreement that was forwarded to the White House for review and calls for the tobacco industry and its supporters to urge that it be ratified by Congress.

The Company believes that the public interest and the interest of all the parties are best served by having the agreement passed into law as quickly as possible.

The agreement is subject to approval of the Company's Board of Directors. Until the White House review is complete and the agreement becomes law, the Company cannot comment on the details of its financial commitments to the agreement.

In the interest of achieving this resolution, the Company has agreed to support certain legislative and regulatory provisions that conflict with long-held beliefs and positions of the Company, but is willing to accept and is committed to supporting these provisions in the interest of resolving these important issues. The concessions made will allow our adult consumers to continue to purchase and use our tobacco products while at the same time severely restricting youth access, long a point of concern of the Company.

Clearly, the agreement places difficult demands on smokeless tobacco manufacturers as well as the entire tobacco industry. Nevertheless, the Company believes that this plan is far more preferable than continuing the controversy of the last forty years, a conflict which provided no positive outcome for anyone.

The agreement is an historic moment in the nation's history and presents an opportunity that would have seemed impossible just a short time ago. The Company asks that its government leaders, competitors, employees, shareholders, growers, consumers, retailers, distributors and the American people support this agreement and see within it the benefits to the national interest.

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